                                                                   EXHIBIT 10.45

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                 AMENDED AND RESTATED
                                 COPROMOTION AGREEMENT

    This Amended and Restated Agreement (this "Agreement") made this 12th day of September, 1997 by and between Roche Laboratories Inc., a New Jersey corporation having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (hereinafter referred to as "ROCHE") and Gilead Sciences Inc., a Delaware corporation having a principal place of business at 333 Lakeside Drive, Foster City, California 94404 (hereinafter referred to as "GILEAD"), amends and restates in its entirety the Copromotion Agreement between the parties dated September 27, 1996.

                                     WITNESSETH

    WHEREAS, Genentech, Inc. ("GENENTECH") is presently marketing the product Roferon-Registered Trademark--A (Interferon alfa-2a, recombinant) for certain cancer indications and ROCHE and GILEAD are copromoting this product for treating hepatitis C; and

    WHEREAS, ROCHE and GILEAD wish to continue their copromotion arrangement but amend certain terms of this Agreement.

    NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, ROCHE and GILEAD hereby agree as follows:

                                ARTICLE 1-DEFINITIONS

1.01 In the terms defined herein, the singular shall include the plural and vice versa.

1.02  The effective date of this Agreement shall be September 27, 1996.


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1.03  The term "Call" shall mean a visit by a professional sales representative to a physician licensed to prescribe, dispense or administer legend drugs, which visit is for the purpose of making a Primary Presentation on the Product and involving no more than two other product presentations. Such physician shall be selected from a target audience defined by the Committee (as hereinafter defined).

1.04 The term "Calendar Year" shall mean a one year period commencing on January 1. For instance, the first Calendar Year shall mean the period from January 1, 1997 to December 31, 1997. The second Calendar Year shall mean the period from January 1, 1998 to December 31, 1998.

1.05 The term "Factory Sales" shall mean Gross Sales less the following deductions (i) returns (including withdrawals and recalls); (ii) chargebacks; (iii) sales and other taxes directly linked to and included in the Gross Sales amount and (iv) invoice corrections; provided, however, that solely for purposes of calculating the payments due to GILEAD for sales in the first Calendar Year (1997) pursuant to Paragraph 3.02, returns as described in clause (i) above shall not be deducted from Gross Sales in calculating Factory Sales.

1.06  The term "Field" shall mean the treatment of hepatitis C.

1.07 The term "Gross Sales" shall mean the amount invoiced by ROCHE and its sublicensees for sales of Product in the Territory to third parties.

1.08 The term "Net Sales" shall mean Factory Sales less the following deductions (i) rebates (price reductions, including Medicaid and similar types of rebates); (ii) volume (quantity) discounts and discounts granted at the time of invoicing; and (iii) a lump sum
      deduction of [                 ] of Factory Sales for those
      sales-related deductions which are not accounted for on a product-by-product basis (for example, without limitation, outward freight, transportation insurance, packaging materials for dispatch of goods, customs duties, discounts granted later than at the time of invoicing, cash discounts and product liability insurance).


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         All of the deductions from Gross Sales to Factory Sales to Net Sales shall be allocated on a pro rata basis to Product sold for the Hepatitis C indication and to Roferon-Registered Trademark--A (Interferon alfa-2a, recombinant) sold for all other indications, pursuant to the allocation methodology set forth in Paragraph 3.08;
      such deductions shall not be applied differentially to Hepatitis C sales relative to sales for other indications.

1.09 The term "Primary Presentation" shall mean a full Product presentation during which key product attributes are verbally presented; provided, however, that no more than one presentation in any Call shall be considered a Primary Presentation, which shall be the presentation on which the most time is spent during the Call.

1.10 The term "Product" shall mean Roferon-Registered Trademark--A (Interferon alfa-2a, recombinant) for use in the Field.

1.11 The term "The Term of this Agreement" shall mean the period specified in Paragraph 7.01.

1.12 The term "Territory" shall mean the United States and its territories, possessions and commonwealths.

                         ARTICLE 2 - GRANTS AND OBLIGATIONS

2.01 ROCHE hereby grants to GILEAD during the Term of this Agreement and under the conditions herein imposed the right to promote and detail jointly with ROCHE the Product under the trademark "ROFERON-A" for use in the Field in the Territory. ROCHE shall not enter into any other copromotion or similar arrangement with a third party regarding the Product for use in the Field in the Territory during the Term of this Agreement. This provision shall not preclude ROCHE from using contract personnel to detail the Product. During the term of this Agreement, GILEAD shall not enter into any other copromotion or similar arrangement with a third party in the Field and within the


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      Territory nor shall GILEAD market any other product in the Field and within the Territory.

2.02 Subject to the provisions of and during the Term of this Agreement, each party shall use its best efforts consistent with accepted business practices and legal requirements to deploy its sales force to promote and detail the Product for use in the Field in the Territory in such manner and with such expedition as the party itself would have adopted in launching, promoting and detailing a major pharmaceutical Product of its own invention. In this regard, GILEAD will provide a qualified field sales staff for detailing and promoting the Product resulting in at least the number of Calls required pursuant to Paragraph 2.03.

2.03  During each calendar year, GILEAD shall make at least [            ]
      Calls and ROCHE shall make at least [    ] Calls.  At the end of the
      third quarter of each Calendar Year, ROCHE and GILEAD shall discuss the number of calls each party is required to make in the subsequent Calendar Year. In the event that the number of Calls which either party is required to make changes, then the parties will agree on an appropriate adjustment to the compensation structure provided in this Agreement.

                                ARTICLE 3 - PAYMENTS

3.01  ROCHE has paid GILEAD a one time, nonrefundable fee of [            ]
      as compensation for its sales efforts during calendar year 1996.

3.02 ROCHE shall pay GILEAD a royalty on Net Sales from the first Calendar Year through the third Calendar Year according to the following three tiers of Factory Sales. Factory Sales falling within each tier shall first be converted to Net Sales, against which the appropriate royalty shall be applied.


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-------------------------------------------------------------------------------
                                                                 ROYALTY AS
                                                                 % OF NET SALES
-------------------------------------------------------------------------------
Factory Sales from [   ] of base Factory
Sales forecast                                                   [    ]
-------------------------------------------------------------------------------
Factory Sales from [   ] of base Factory
Sales forecast                                                   [    ]
-------------------------------------------------------------------------------
Factory Sales greater than [   ] of base Factory
Sales forecast                                                   [    ]
-------------------------------------------------------------------------------

      The parties have agreed to base Factory Sales forecasts for Product of
      [             ] in the first Calendar Year.  The base Factory Sales
      forecast for the second Calendar Year for Product, shall be, at
      GILEAD's option, the lesser of  [             ] or the forecast which
      ROCHE finalizes for use by ROCHE's field force as a target for Product
      in the second Calendar Year.   A base Factory Sales forecast for the
      third Calendar Year shall be calculated as described in the following sentences and equation:

      At the end of the third quarter of second Calendar year, the Committee shall determine a base Factory Sales forecast for the third Calendar
      Year.   In summary, the 1999 base Factory Sales forecast shall be
      calculated as follows:


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                [Actual Year to Date 1998 Factory Sales of Product(1)
                        (1,2,3Q 1998 Factory Sales of Product)

                                          +

                   Estimated 4Q 1998 Factory Sales of Product
       [1998 Year-to-Date Growth Rate(2) + (4Q97 Growth Rate(3)- Average of
          1,2,3Q 1997 Growth Rate(4))] x (3Q98 Factory Sales of Product)]

                                          X

                          1998 Roferon-A (Hepatitis) Growth
       Growth rate(5) of (full year Estimated 1998 Factory Sales of Product)
                   over (full year 1997 Factory Sales of Product)

                                          =

                      Year 3 (1999) base Factory Sales Forecast


      By way of example, if in 1997 Factory Sales of Product are
      [             ] then the royalty payable to GILEAD shall be calculated
      as follows:

     -  1997 base Factory Sales forecast  = [               ]
     -  [    ] of 1997 base Factory Sales forecast  = [               ]
     -  Net sales are assumed to be [   ] of Factory Sales.

----------------
(1) Factory Sales of Product: Roferon-A Hepatitis C Factory Sales calculated by applying the Roferon-A hepatitis ratio from the Sales Tracking Study to total Roferon-A Factory Sales.

(2) YTD Growth Rate: {[(1Q98 Factory Sales of Product-4Q97 Factory Sales of Product)/4Q97 Factory Sales of Product] + [(2Q98 Factory Sales of Product-1Q98 Factory Sales of Product)/1Q98 Factory Sales of Product] + [(3Q98 Factory Sales of Product -2Q98 Factory Sales of Product)/2Q98 Factory Sales of Product]}/3.

(3) 4Q97 Growth Rate: (4Q97 Factory Sales of Product-3Q97 Factory Sales of Product)/3Q97 Factory Sales of Product.

(4) 1,2,3Q 1997 Growth Rate: {[(1Q97 Factory Sales of Product-4Q96 Factory Sales of Product)/4Q96 Factory Sales of Product] + [(2Q97 Factory Sales of Product-1Q97 Factory Sales of Product)/1Q97 Factory Sales of Product] + [(3Q97 Factory Sales of Product-2Q97 Factory Sales of Product)/2Q97 Factory Sales of Product]}/3.

(5) Growth Rate: (1998 Factory Sales of Product-1997 Factory Sales of Product)/1997 Factory Sales of Product.


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        Factory Sales       Net Sales          Royalty Rate        Royalty Due
        -------------       ---------          ------------        -----------
        [        ]       [        ]               [   ]            [         ]
        Next [     ]     [        ]               [   ]            [         ]
        Next [     ]     [        ]               [   ]            [         ]
        ------------     ----------                                -----------
        Total [    ]     [        ]                                [         ]

     An example for the determination of the base Factory Sales forecast for 1999 is attached as Exhibit A.

3.03 ROCHE will have no liability with respect to payments due GILEAD under Paragraph 3.02 which might have been earned on the Product by GILEAD but were not earned, or for any damage of any nature incurred by GILEAD in anticipation of Net Sales which might have been earned but were not earned, if, for any reason, including the negligence (but not the willful misconduct) of ROCHE: (a) ROCHE is unable to ship the Product in the Territory, (b) the Product is withdrawn from the market in the Territory, (c) sales of the Product in the Territory do not reach a level reasonably expected by previous sales, or any level or (d) Force Majeure as set forth in Article 8. In the event that any of the foregoing occur, excluding (c), in such a way that the financial assumptions underlying this Agreement are no longer valid, then the parties will renegotiate the terms of this Agreement in good faith.

3.04  Within [                    ] after the close of each [               ]
      during the Term of this Agreement, ROCHE shall submit to GILEAD a statement showing: (i) the amount of Gross Sales, Factory Sales and Net Sales, itemizing the deductions provided for in Paragraphs 1.05 and
      1.08 during such [       ]and on a cumulative basis year-to-date, and
      (ii) the calculation of payments to GILEAD pursuant to Paragraph 3.02. The calculations provided for herein shall be subject to audit pursuant to Paragraph 4.15.

3.05 For the one year period commencing upon the expiration of this Agreement ("Residual Year"), ROCHE shall pay GILEAD
      [                   ] of the total amount paid to


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      GILEAD for the previous calendar year pursuant to paragraph 3.02. The
      payment for the Residual Year shall be made in equal [        ]
      installments within [                  ] after the end of each
      [            ] of the Residual Year.

3.06 Under the provisions of this Agreement, all sums due to GILEAD for sales of the Product for use in the Field within the Territory hereunder will be payable by ROCHE in U.S. Dollars via wire transfer to GILEAD's account at the following address:

                         Wells Fargo Bank, N.A.
                         444 Market Street, 7th Floor
                         San Francisco, CA 94163
                         Attn: Ellie Yi

                         ABA # 121000 248
                         Dept. # 068
                         Acct. # 4068-000769
                         Acct. Name: Gilead Sciences, Inc.

      or any other place or bank account as GILEAD may designate to ROCHE in writing. A copy of relevant report upon which said payment was based will also be sent by ROCHE to GILEAD at the following address:

                         Gilead Sciences, Inc.
                         333 Lakeside Drive
                         Foster City, CA 94404
                         Attn: Chief Financial Officer
                         (415) 574-3000

3.07 Notwithstanding anything in this Agreement to the contrary, in the event that ROCHE's actual Net Sales in the Territory are reduced, due to credits, refunds, voluntary or government mandated recalls for any reason at any time within six (6) months after the completion of any Calendar Year for which Net Sales have been accrued pursuant to the terms of this Agreement, then the Net Sales for the Calendar Year in which such credits, refunds, recalls, etc. occur shall be reduced accordingly and GILEAD shall return to ROCHE within sixty (60) days of receipt of a notice from ROCHE requesting such return, any dollar amounts which were paid to GILEAD in respect of Net Sales during


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      such Calendar Year which are in excess of the dollar amounts which would have been paid to GILEAD if the Net Sales for such period reflected the Net Sales actually obtained by ROCHE taking into account such credits, recalls, refunds or other deductions.

3.08 ROCHE, GENENTECH and GILEAD have agreed to an appropriate methodology including the selection of an independent third party source to determine total sales of the Product in the Field within the Territory and market share relative to all interferon products sold for the treatment of Hepatitis C. The establishment of sales and market share data described in this Paragraph shall be at the expense of ROCHE.

3.09  If the difference between the Factory Sales of Product and the Net
      Sales of Product is more than [                    ] of the Gross Sales
      of Product for any given quarter, then the parties will renegotiate in good faith the terms of this Agreement.

                ARTICLE 4 - COOPERATION, RIGHTS AND RESPONSIBILITIES

      It is among the objectives of the parties to promote and detail the Product for use in the Field within the Territory in the most effective and efficient fashion. To achieve this and other objectives, the parties agree as follows:

4.01 The parties shall each appoint an authorized representative ("Coordinator") with whom communications between the parties relating to marketing and sales of the Product will be directed. Each party will notify the other as to the name of the individual so appointed. Each party may replace its Coordinator at any time, upon written notice to the other party.

4.02 (a) The Coordinators shall establish a Committee directed by the Roche Coordinator and consisting of an equal number of representatives of each party which will meet at least quarterly, at mutually agreeable times and locations, to discuss and coordinate the joint promotion and detailing of the Product for use in the Field in the Territory and the strategies and programs that should be developed to maximize Net Sales. Illustratively, the Committee shall (i) coordinate the launch of the Product for use in the Field in the


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      Territory and (ii) guide all continuing joint promotion and detailing efforts with respect to the Product for use in the Field in the Territory. Although the parties intend to work cooperatively, ROCHE will have authority and final responsibility for developing marketing strategies and tactics including but not limited to detailing strategies with respect to the Product.

      (b) The Committee shall develop and formulate marketing plans for specified periods (collectively the "Marketing Plan") which shall set forth marketing strategies and tactics relating to the Product. ROCHE, however, shall have the final responsibility for, and control over, the development and content of the Marketing Plan.

      (c) Efforts will be made at the sales territory level to coordinate the Calls by the ROCHE sales force with the Calls by the GILEAD sales force to ensure the most effective coverage of the target audiences and to minimize non-productive efforts.

      (d) A party shall have the right to comment upon and make recommendations to the other party regarding the other party's activities under this Agreement, which recommendations the other party shall thoroughly evaluate and consider.

      (e) Each party shall bear its own costs associated with its participation in the Committee and its activities performed under this Agreement.

4.03 (a) During the Term of and subject to any other provision of this Agreement, each party will provide the other with all information relevant to the detailing and promotion of the Product for use in the Field within the Territory within a reasonable time after such information becomes known to the party, provided such information is not received from an independent third party under a secrecy obligation. Specifically, the sales force of each party will receive the same information at the same time with respect to the Product.

      (b) During the Term of this Agreement, each party shall promptly notify the other party of all information coming into its possession concerning unexpected side effects, injury,


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      toxicity or sensitivity reaction including unexpected incidence and severity thereof associated with commercial or clinical uses, studies, investigations or tests with the Product (animal or human), throughout the world, whether or not determined to be attributable to the Product ("Adverse Reaction Reports"). In the case of Adverse Reaction Reports within the scope of 21 CFR 314.80(c)(iii), GILEAD shall transmit such Adverse Reaction Reports so that they are received by ROCHE within three (3) business days after receipt by GILEAD, or such other reporting period as may be required by law. ROCHE shall transmit Adverse Reaction Reports to GILEAD on a periodic basis, but no less often than once every three (3) months; provided, however, that ROCHE shall promptly notify GILEAD of any Adverse Reaction Report requiring the alteration of detailing activities by the GILEAD sales force. All such communications shall be held in the strictest confidence by GILEAD and shall be subject to the terms of Paragraph 4.14.

4.04 GILEAD warrants and represents that it will maintain records of Calls made by its sales force and that these records will accurately represent the number of Calls made and the relative emphasis given to each Product during a Call. For all Calendar Years covered by this Agreement, GILEAD shall issue reports to ROCHE within
      [                  ] after the end of [              ]of such Calendar
      Year showing the number of Calls made to each audience and the relative emphasis assigned to the Product in such Calls. ROCHE shall be entitled to audit the source data and documents used to compile such reports pursuant to the provisions of Paragraph 4.15 of this Agreement.

4.05 ROCHE retains and shall retain all proprietary rights and proprietary interests in the Product until the point of sale and in all supporting sales and promotional and educational material. GILEAD will not have nor represent that it has any control or proprietary or property interests in the Product. Nothing contained herein shall be deemed to grant GILEAD, either expressly or implied by a license or other right or interest in any patent, trademark, copyright or other similar property of ROCHE except as may be necessary for GILEAD to promote and detail the Product as provided for in this Agreement.


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4.06  (a) During the Term of this Agreement, at ROCHE's cost, ROCHE shall create and develop all sales and promotional materials relating to the Product for distribution for use in the Field. ROCHE shall provide GILEAD with such materials, in amounts which are reasonable under the terms of the Marketing Plan. Other than with the advice and consent of ROCHE, GILEAD shall not create or develop sales, promotional or other similar materials relating to the Product for distribution to independent third parties.

      All sales and promotion material for distributing the Product for use in the Field which is prepared primarily through a printing technique (except for memo pads and the like) shall be supplied by ROCHE, free of all charge, to GILEAD.

      All sales and promotional materials relating to the distribution of the Product for use in the Field which are multi-dimensional in form, including memo pads and the like, and materials which are prepared primarily by techniques other than printing shall be supplied to GILEAD by ROCHE in accordance with paragraph 4.07 of this Agreement.

      (b) GILEAD shall not be required to distribute any sales and promotional material prepared after the date of this Agreement which
      (i) does not present GILEAD to the medical and paramedical communities and to the trade as joining with ROCHE in the detailing and promotion of the Product, (ii) does not mention the Product, or (iii) includes reference to another ROCHE pharmaceutical in addition to the Product. At ROCHE's request, and at GILEAD's sole option, GILEAD may distribute sales and promotion material of the type identified in this subparagraph (b). Should GILEAD elect to so distribute such material, it shall be supplied to GILEAD by ROCHE free of all charge. In no event shall ROCHE be required to distribute any material which contains a reference (i) to GILEAD (other than in connection with the joint detailing and promotion of the Product in accordance with this Agreement) or (ii) any GILEAD pharmaceutical.

4.07 To achieve the objectives of this Agreement, it may be necessary to distribute multi-dimensional sales and promotional materials, including memo pads and the like and/or materials which are prepared primarily by techniques other than printing (all of


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      these materials being hereinafter identified as "Materials") to health care personnel and the trade on an ongoing basis ("Program"). If in ROCHE's sole judgment it determines that such a Program is best to achieve these objectives, ROCHE shall provide GILEAD, free of charge, with all of GILEAD's reasonable requirements for Materials. ROCHE shall cause the production of all Materials and shall ship GILEAD's requirements of Materials to such GILEAD's facilities as GILEAD may designate, F.O.B., the ROCHE distribution site. Materials shall be allotted on a per capita basis to the ROCHE sales force and the GILEAD sales force as modified by the expected amount of time and effort to be used by each sales force in detailing and promoting the Product for use in the Field. All Materials delivered to GILEAD shall be packaged in the same form and be of the same quality as those which ROCHE normally distributes to health care personnel or to the trade in the Territory.

4.08 Each party shall contribute facilities, supplies, personnel (including management and sales representatives) and other resources without charge or expense to the other as each party, in its absolute discretion, believes necessary for the proper performance of terms of this Agreement, and each party shall bear its own costs incurred in the performance of any obligations hereunder. Neither party shall have any responsibility for the firing or compensation of the other party's employees or for any employee benefits. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, GILEAD's legal relationship under this Agreement to ROCHE shall be that of independent contractor.

4.09 ROCHE shall have the sole responsibility for the manufacture and distribution of Product in the Territory. ROCHE shall also be responsible for insuring that sufficient stock of the Product will be available in its inventory to promptly fill orders in the Territory from the trade except for Force Majeure as defined in Article 8.


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4.10  (a) With respect to the Product,  ROCHE and GILEAD shall both employ the Trademark "Roferon-Registered Trademark--A" on all promotional literature relating to the Product for use in the Territory such as detailing aids and advertising directed to the Product. All such promotional literature shall identify the Product as being promoted by ROCHE/GILEAD. At ROCHE's discretion, all literature which sets forth the Product and sets forth with at least equal emphasis to the Product, one or more other Products distributed or sold by ROCHE need not set forth or identify the Product as being promoted by ROCHE/GILEAD but can simply identify the Product as a ROCHE Product without the name of GILEAD appearing on said literature.

      (b) ROCHE will provide GILEAD, free of charge, with reasonable quantities of training materials which have been created and developed by ROCHE relating to the Product and its use in the Field. During the term of this Agreement, GILEAD will not permit any of its sales personnel to promote the Product unless such sales personnel have been qualified under criteria and/or tests supplied by ROCHE, which either will be the same as those used to qualify ROCHE sales personnel or will be approved by ROCHE. The costs of training the GILEAD sales training personnel incurred by GILEAD shall be borne by GILEAD.

      (c) Neither party shall distribute or have distributed any such information, except for promotional literature prepared by ROCHE under subparagraph (a) of this paragraph, which bears the name of the other without the prior written approval of the other, which approval shall not be unreasonably withheld. The Product shall be represented solely as a ROCHE Product. When packaged, the Product will bear the trademark and label of ROCHE only. All promotional materials or other information regarding the Product, if any, which is distributed other than to medical or paramedical communities or trade, will not be required to identify GILEAD's involvement in the detailing or promotion of the Product, but may so identify said involvement if ROCHE in its sole discretion deems it appropriate to do so.


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      (d) (i) ROCHE at its option may issue press releases or other public announcements relating to the Product or the arrangement contemplated by this Agreement, provided however, that ROCHE shall not issue a press release or public announcement which relates to the arrangement contemplated by this Agreement, except for references to GILEAD and the relationship created by this Agreement in ROCHE's annual and quarterly reports and other SEC documents, without the prior written approval of GILEAD, which approval shall not be unreasonably withheld.

      (ii) GILEAD at its option may issue press releases or other public announcements relating to the Product or the arrangement contemplated by this Agreement, provided however, that GILEAD shall not issue a press release or public announcement which relates to the arrangement contemplated by this Agreement, except for references to ROCHE and the relationship created by this Agreement in GILEAD's annual and quarterly reports and other SEC documents, without the prior written approval of ROCHE, which approval shall not be unreasonably withheld.

4.11 (a) ROCHE shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions with respect to the Product as would normally be done in accord with accepted business practices and legal requirements to obtain and maintain the authorization and/or ability to market a major pharmaceutical Product in the Territory, including, without limitation, the following:

      (1) responding to Product and medical complaints relating to the Product. GILEAD agrees that it shall refer any such complaints which it receives to ROCHE as soon as reasonably practicable;

      (2) handling all returns of the Product. If the Product is returned to GILEAD, it shall be shipped to ROCHE's nearest facility, with any reasonable or authorized shipping or other documented direct cost to be paid by ROCHE. GILEAD shall incur no liability of any nature in the handling of such returns. GILEAD, if


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           requested, shall advise the customer who made the return that the
           Product has been returned to ROCHE;

      (3) handling all recalls of the Product. At ROCHE's request and GILEAD's option, GILEAD will assist ROCHE in receiving the recalled Product and any direct documented costs incurred by GILEAD, with respect to participating in such recall shall be reimbursed by ROCHE;

      (4) communicating with any governmental agencies and satisfying their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory;

      (5) reporting Adverse Reaction Reports to U.S. regulatory authorities as required by applicable U.S. law or regulation;

      (6)  handling Product distribution, inventory and receivables.

      (b) Each party shall respond to medical questions or inquiries relating to the Product directed to such party. ROCHE shall use its best efforts to keep current the reasonably necessary information provided to GILEAD which would enable GILEAD to respond properly and promptly to any such questions or inquiries. All such information shall be held in the strictest confidence by GILEAD and shall be subject to the terms of
      Section 4.13 hereof except with regard to providing the proper response to medical questions or inquiries relating to Product. GILEAD and ROCHE shall coordinate responses to anticipated inquiries and questions.

4.l2 Notwithstanding the Marketing Plan or any other provision herein to the contrary, ROCHE will have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Product, including the price at which the Product will be sold, any discount attributable to payments on receivables, distribution of the Product and the like.


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

4.13 If, for any reason, GILEAD should receive orders for the Product, GILEAD shall use its best efforts to forward such orders to ROCHE as soon as practicable.

4.14 Any information provided to GILEAD by ROCHE (or by anyone who was under a non-disclosure obligation to ROCHE) under this Agreement, except that information:

      (a) which becomes public through no fault of GILEAD; or

      (b) which was known by GILEAD prior to its disclosure to GILEAD by ROCHE; or

      (c) which is lawfully obtained by GILEAD from a third party which is independent of ROCHE and said third party is in lawful possession of said information; or

      (d) which is required to be disclosed by applicable law or regulation;
      or

      (e) which is intended for distribution to the trade:
      shall be treated with the strictest confidence and GILEAD shall not use any such information for any purposes other than that provided in this Agreement.

      GILEAD shall keep such information in a special file which shall be solely under the direction and control of the GILEAD Coordinator. GILEAD shall not distribute any such information except to its employees who have a need to know such information. Any GILEAD employee who receives such information shall be advised of the confidential nature thereof and the prohibitions contained in this section. The Coordinator will use best efforts to keep a record of those individuals who have received copies of the information or any portions thereof, and all copies or any portions thereof will be identified by GILEAD as confidential. Upon termination of this Agreement, and upon the request of ROCHE, GILEAD shall return or destroy all such information and copies thereof in its possession, except that GILEAD may keep one copy of such information in GILEAD's Law Department files solely for archival purposes. Such archival copy will be

                        [ ] = CONFIDENTIAL TREATMENT REQUESTED
      deemed to be the property of ROCHE, and will not be copied or distributed in any manner without the express prior written permission of ROCHE. The prohibitions contained herein shall survive the termination of this Agreement and last for a period of ten (10) years from the date of termination of this Agreement.

4.15 Each party shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the Calls (by GILEAD or ROCHE) or sale or other disposition of Product and of the Royalty and other amounts payable under this Agreement in sufficient detail to permit the other party to confirm the accuracy of all Calls completed and payments due hereunder. At either party's request, the other party will cause its independent certified public accountants to prepare abstracts of its relevant business records for review by the other party's independent certified public accountants. If, based on a review of such abstracts, a party reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all Calls and payments due hereunder, that party's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with the other party's independent certified public accountants. [






                                        ]  Such audit rights may be exercised
      no more often than once a year, within three (3) years after the payment period to which such records relate, upon notice to the party being audited and during normal business hours. The party requesting such audit will bear the full cost of such audit

                        [ ] = CONFIDENTIAL TREATMENT REQUESTED
      unless such audit discloses an underpayment of more than five percent (5%) from the amount of Calls made or royalties due. The terms of this Paragraph shall survive any termination or expiration of this Agreement for a period of three (3) years.

4.16 Each party will utilize its own sales force to promote and detail the Product. During the Term of this Agreement, neither party will recruit or employ any sales representative of the other party who has been involved in promotion of the Product in the Territory. In addition, neither party will recruit any sales representative of the other party without prior consultation with the other party.

                      ARTICLE 5 - WARRANTIES AND INDEMNIFICATION

5.01 Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

5.02 ROCHE warrants and represents that it has no knowledge of the existence of any U.S. patent owned or controlled by anyone other than ROCHE which would prevent ROCHE from making, using or selling the Product for use in the Field within the Territory or would prevent GILEAD and ROCHE from jointly promoting or detailing the Product for use in the Field within the Territory.

5.03 ROCHE will defend, indemnify and hold harmless GILEAD and its directors, officers, employees and agents against all losses, expenses, claims and liabilities, known and unknown, of any kind, including all costs and expenses relating thereto arising at any time as a result of any assertion relating to the manufacture, handling, use or distribution of Products by ROCHE, or their sublicensees except to the extent that they result from acts or omissions of acts of GILEAD, its directors, officers, employees or agents.

5.04 GILEAD will defend, indemnify and hold harmless ROCHE and its directors, officers, employees and agents against all losses, expenses, claims and liabilities, known and

                        [ ] = CONFIDENTIAL TREATMENT REQUESTED
      unknown, of any kind, including all costs and expenses relating thereto arising at any time as a result of any assertion relating to the promotion of Products by GILEAD, except to the extent that they result from acts or omissions of acts of ROCHE, its directors, officers, employees or agents

5.05 Regarding the indemnity and hold harmless under Paragraph 5.03, GILEAD shall give prompt written notice to ROCHE of the commencement of any action, suit or proceeding for which indemnification may be sought, and ROCHE shall assume the defense thereof; provided, however, that GILEAD shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If ROCHE fails to assume the defense within a reasonable time, GILEAD may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Paragraph 5.03 above. No such action, suit or proceeding shall be compromised or settled in any manner which might adversely affect the interests of ROCHE without prior written consent of ROCHE which consent shall not be unreasonably withheld. ROCHE agrees to consult with GILEAD with respect to any proposed compromise or settlement which would adversely affect the interests of GILEAD.

                   ARTICLE 6 - PATENTS AND TRADEMARK INFRINGEMENT

      GILEAD shall advise ROCHE promptly upon its becoming aware of any infringement by a third party of a patent or trademark owned by ROCHE and respectively covering or identifying the Product in the Territory. If warranted in the opinion of ROCHE, ROCHE shall promptly take such legal action as is required to restrain such infringement. GILEAD shall cooperate fully with and as requested by ROCHE, at ROCHE's expense, in ROCHE's attempt to restrain such infringement. GILEAD may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement but ROCHE shall have the right to control the suit or proceeding.


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

                           ARTICLE 7 - TERM AND TERMINATION

7.01 The term of this Agreement shall commence on the effective date of this Agreement and continue, unless terminated sooner in accordance with the subsequent provisions of this Article, until December 31, 1999.

      Upon termination of this Agreement for any reason or purpose, all rights to The Product including but not limited to regulatory submissions and trademarks become or remain the property of ROCHE.

      Paragraphs 3.05, 3.06, 4.05, 4.10(d), 4.11(a), 4.14, 4.15, 5.03 and
      5.04 shall survive expiration or termination of this Agreement for any reason.

7.02 Either party may terminate this Agreement for Good Cause (as defined in Paragraph 7.03 below), effective at any time after providing sixty (60) days written notice and, if applicable, an opportunity to cure during such sixty (60) day period (if such cure is effected, such notice with respect to such Good Cause shall be null and void). If the Agreement is so terminated by either party for Good Cause, ROCHE shall pay to GILEAD all dollar amounts due to it under Sections 3.02 and 3.05 through the effective date of such termination.

7.03 "Good Cause" shall include the failure of the other party to comply with any of its material obligations contained in this Agreement (including the failure to detail the Product).

7.04 Termination of this Agreement for Good Cause, shall be without prejudice to (a) any remedies which any party may then or thereafter have hereunder or at law; and (b) GILEAD's right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (c) either party's right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement.

                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

7.05 Either party may terminate this Agreement for any reason, effective as of January 1, 1999, by delivering written notice to the other party on or prior to October 31, 1998.

                             ARTICLE 8 - FORCE  MAJEURE

      If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention.

      Within 15 days of the beginning of the Force Majeure, the party invoking its Force Majeure rights must, by registered letter notify the other party of this fact. The termination of the Force Majeure must also be notified to the other party by registered letter within 15 days of such termination. If the Force Majeure renders either of the required notifications impossible, notification must be given as soon as possible.

                              ARTICLE 9 - MISCELLANEOUS

9.01 This Agreement supersedes all prior agreements and understandings, both written and oral between the parties with respect to the subject matter hereof. This Agreement cannot be amended, changed or supplemented, except in writing signed by each of the parties hereto.

9.02 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

9.03 All notices which are required or may be given pursuant to this Agreement shall be sufficient upon receipt, if given in writing and delivered by hand, by electronic media, or by registered or prepaid addressed as follows:

             TO GILEAD:    Gilead Sciences, Inc.
                           333 Lakeside Drive
                           Foster City, CA 94404
                           Attn:  General Counsel
                           Phone: (415) 574-3000
                           Fax: (415) 572-6622

             TO ROCHE:     Roche Laboratories Inc.
                           340 Kingsland Street
                           Nutley, New Jersey 07110
                           Attention: Corporate Secretary
                           Phone: (201) 235-2165
                           Fax: (201) 235-3500

      The address of either party set forth above may be changed from time to time by written notice in the manner prescribed herein from the party requesting the change. A notice sent by ordinary mail or a notice not given in writing shall be effective upon receipt, but only if acknowledged in writing by a duly authorized representative of the party to whom it was sent or given or otherwise upon clear evidence of receipt.

9.04 None of the parties hereto may assign any part or all of this Agreement or the benefit thereof or any right or obligation thereunder to any other entity or individual without prior written consent of the other party. Any purported assignment in violation of the preceding sentence shall be void.

9.05 This Agreement shall be construed, regulated and administered and governed in all respects under and in accordance with the law of the State of New Jersey.

9.06 Except to the extent that a party may have otherwise agreed in writing, no waiver by such party of any breach by any other party of any of the other party's obligations, agreements or covenants hereunder shall be deemed to be a waiver by such first party of


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED
      any subsequent or other breach of the same or any other obligation, agreement or covenant; nor shall any forbearance by a party to seek a remedy for any breach by another be deemed a waiver by said party of its rights or remedies with respect to such breach or of any subsequent or other breach of the same or any other obligation, agreement or covenant.

9.07 This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors.

9.08 Headings as used in this Agreement are for convenience only and are not to be construed as having any substantive effect by way of limitation or otherwise.

9.09 If one or more of the provisions of this Agreement shall, by any court or under any provision of law, be found to be void or unenforceable, the Agreement as a whole shall not be affected thereby, and the provisions in question shall be replaced by an interpretation in conformity with law which comes closer to effecting the parties' original intention.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

GILEAD SCIENCES, INC.                    ROCHE LABORATORIES INC.


By:    /s/  MARK L. PERRY                By:    /s/  STEPHEN G. SUDOVAR
       -------------------------------          ------------------------------
       Mark L. Perry                            Stephen G. Sudovar

Title: Vice President, Chief Financial   Title: Senior Vice President
       -------------------------------          ------------------------------
       Officer and General Counsel

Date:  9/12/97                           Date:
       ------------------------------         --------------------------------

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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

                                      EXHIBIT A

Attached Example
----------------

The attached spreadsheet uses fictitious numbers to demonstrate how the formula described in Section 3.02 of this Agreement is used. Each component of the spreadsheet is described below, using numbers to identify the section being referred to in the spreadsheet.

   (1)  Column, FACTORY SALES:
        January through September 1998 Roferon-A actual factory sales.

   (2)  Column, HEPATITIS SHARE:
        The Sales Tracking Study's 1998 first, second, and third quarterly reports would give us the share of Hepatitis sales for each quarter.

   (3)  Column, FACTORY SALES (HEP):
        The ratios would be applied to 1998 factory sales by quarter; i.e. FACTORY SALES is multiplied by HEPATITIS SHARE.

   (4)  Column, FACTORY SALES (HEP):
        This would give us January through September 1998 Roferon A (Hepatitis) factory sales dollars.

   (5)  Column, QUARTERLY SALES,
        Column, GROWTH:
        To annualize these dollars:

   (6)  Column, QUARTERLY SALES,
        Column, GROWTH
        Row, 4Q97 Incremental Growth Rate:
        The average growth rate of 1997's first, second, and third quarter factory sales would be subtracted from 4Q97's growth.

   (7)  Row, YTD '98 Average Quarterly Growth Rate,
        Row, Incremental + YTD '98 Growth Rate:
        This incremental growth rate [        ] would be added to 1998
        year-to-date average quarterly growth rate [        ]


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

   (8)  Row, ANNUALIZED;
        Column, GROWTH:
        This new growth rate [     ] would be applied to 3Q98 sales [        ]

   (9)  Row, ANNUALIZED;
        Column, QUARTERLY SALES:



        This would give us a forecast for 4Q98 factory sales: [            ]

   (10) Row, ANNUALIZED;
        Column, FACTORY SALES (HEP):
        A summation of actual 1998 and annualized quarterly factory sales will
        give us total 1998 Roferon-A (Hepatitis) factory sales: [            ]

   (11) Row, ANNUALIZED:
        Roferon-A's growth rate would be calculated [full year 1997 factory
        sales (Hep) vs. Full year 1998 factory sales (Hep)] [         ]

   (12) Row, FACTORY SALES FORECAST:
        Total 1998 Roferon-A (Hepatitis) factory sales would be multiplied by
        Roferon-A's growth rate [         ] [full year 1997 factory sales
        (Hep) vs. Full year 1998 factory sales (Hep)].  This would give us
        1999 Roferon-A (Hepatitis) forecasted factory sales [                ]


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                        [ ] = CONFIDENTIAL TREATMENT REQUESTED

                             GILEAD-ROCHE FORECAST EXAMPLE

                                Factory  Hepatitis  Factory Sales   Quarterly
           Year Quarter  Month  Sales(1)  Share(2)   (Hep)(3),(4)  Sales(4),(6)  Growth(5),(6)
           ---- -------  -----  -------- ---------  -------------  ------------  -------------
Actuals    1997      Q1  Jan-97 [     ]   [     ]     [     ]
                         Feb-97 [     ]   [     ]     [     ]
                         Mar-97 [     ]   [     ]     [     ]          [    ]      [  ]
                     Q2  Apr-97 [     ]   [     ]     [     ]
                         May-97 [     ]   [     ]     [     ]
                         Jun-97 [     ]   [     ]     [     ]          [    ]      [  ]
                     Q3  Jul-97 [     ]   [     ]     [     ]
                         Aug-97 [     ]   [     ]     [     ]
                         Sep-97 [     ]   [     ]     [     ]          [    ]      [  ]
                     Q4  Oct-97 [     ]   [     ]     [     ]
                         Nov-97 [     ]   [     ]     [     ]
                         Dec-97 [     ]   [     ]     [     ]          [    ]      [  ]
                          Total                       [     ]
           1998      Q1  Jan-98 [     ]   [     ]     [     ]
                         Feb-98 [     ]   [     ]     [     ]
                         Mar-98 [     ]   [     ]     [     ]          [    ]      [  ]
                     Q2  Apr-98 [     ]   [     ]     [     ]
                         May-98 [     ]   [     ]     [     ]
                         Jun-98 [     ]   [     ]     [     ]          [    ]      [  ]
                     Q3  Jul-98 [     ]   [     ]     [     ]
                         Aug-98 [     ]   [     ]     [     ]
                         Sep-98 [     ]   [     ]     [     ]          [    ]      [  ]
                                                                                   [  ] 4Q97 Incremental Growth Rate(6)
                                                                                   [  ] YTD '98 Average Quarterly Growth Rate(7)
                                                                                   [  ] Incremental + YTD '98 Growth Rate(7)
Annualized
 (8),(9)             Q4  Oct-98                       [     ]
                         Nov-98                       [     ]
                         Dec-98                       [     ]          [    ]      [  ]
                          Total                       [     ]
                           (10)
                                                                                    [  ] 1998 vs. 1997 Growth Rate(11)
Factory
 Sales
 Forecast
 (12)      1999           Total                       [     ]
                           (10)


                        [ ] = CONFIDENTIAL TREATMENT REQUESTED